Exhibit 99.1

Stillwater Mining Company Announces Shareholder Approval of  Proposed Acquisition by Sibanye

LITTLETON, Colo., April 25, 2017 (GLOBE NEWSWIRE) -- Stillwater Mining Company (“Stillwater” or “Company”) (NYSE:SWC) today announced that its shareholders adopted the merger agreement with Sibanye Gold Limited at Stillwater’s annual shareholder meeting. In addition, Sibanye earlier today announced that its shareholders approved the transaction and the related issuance of shares by Sibanye in a rights offering.

Stillwater shareholders owning a total of 103,088,167 shares of the 121,389,213 shares issued and outstanding on the record date were voted at the meeting. A total of 91,012,990 shares, representing 75% of the outstanding shares, and 88% of shares voted, voted in favor of the merger agreement.

Commenting on the voting results, Mick McMullen, the Company’s President and Chief Executive Officer stated, “We are pleased with the tremendous shareholder support for the Sibanye transaction. We believe this is a very good outcome for Stillwater and delivers certain value of $18 per share in cash to our shareholders. I would like to thank our Board, management, workforce and advisors for the work that has gone into improving our business and delivering this transaction.”

Subject to customary closing conditions in accordance with the merger agreement, the merger is expected to close on or about May 4, 2017.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM deposit known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the NYSE under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "target," "will," "forecast," "expect," "potential," "intend," "estimate," "anticipate," "can" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Statements related to the closing of the merger are forward-looking statements. The forward-looking statements contained in this press release involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Stillwater, that could cause Stillwater's actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye’s or Stillwater’s ability to complete the merger and the inability to complete the merger due to failure of the conditions in the Merger Agreement. These forward-looking statements speak only as of the date of this press release.

CONTACT:

Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com